Exhibit 3.22

STATE OF DELAWARE SECRETARY OF STATE DIVISION OF CORPORATIONS FILED 05:00 PM 09/13/2002 020574709 - 2133133

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF GEN-PROBE INCORPORATED

Gen-Probe Incorporated (the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “GCL”), DOES HEREBY CERTIFY:

1. The name of the Corporation is Gen-Probe Incorporated. The Corporation’s original Certificate of Incorporation was filed on July 27, 1987.

2. Pursuant to Section 242 and 228 of the General Corporation Law of the State of Delaware, the amendments and restatements herein set forth have been duly approved by the Board of Directors and the sole stockholder of the Corporation.

3. Pursuant to Section 245 of the General Corporation Law of the State of Delaware, this Amended and Restated Certificate of Incorporation restates and integrates and further amends the provisions of the Certificate of Incorporation of the Corporation.

4. The text of the Corporation’s Certificate of Incorporation is hereby restated and amended to read in its entirety as follows:

FIRST: The name of the Corporation (hereinafter the “Corporation”) is Gen-Probe Incorporated.

SECOND: The address, including street, number, city and county, of the registered office of the Corporation in the State of Delaware is at Corporation Trust Center, 1209 Orange Street, City of Wilmington, County of New Castle, Delaware 19801, and its registered agent at such address is The Corporation Trust Company.

THIRD: The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the “GCL”).

FOURTH: The Corporation is authorized to issue two classes of stock to be designated, respectively, Common Stock, par value $0.0001 per share (“Common Stock”), and Preferred Stock, par value $0.0001 per share (“Preferred Stock”). The total number of shares the Corporation shall have the authority to issue is 120,000,000 shares, 100,000,000 shares of which shall be Common Stock and 20,000,000 shares of which shall be Preferred Stock.

(1) Common Stock. The voting, dividend and liquidation rights of the holders of the Common Stock are subject to and qualified by the rights of the holders of the Preferred Stock of any series as may be designated by the Board of Directors upon any issuance of the Preferred Stock or any series thereof. The holders of the Common Stock are entitled to one vote for each share held at all meetings of stockholders. There shall be no cumulative

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voting. Dividends may be declared and paid on the Common Stock from funds lawfully available therefor as and when determined by the Board of Directors and subject to any preferential dividend rights of any then outstanding Preferred Stock. Upon the dissolution or liquidation of the Corporation, whether voluntary or involuntary, holders of the Corporation will be entitled to receive ratably all assets of the Corporation available for distribution to stockholders, subject to any preferential rights of any then outstanding Preferred Stock.

(2) Preferred Stock. Shares of Preferred Stock may be issued from time to time in one or more series, each of such series to have such terms as stated in the resolution or resolutions providing for the establishment of such series adopted by the Board of Directors of the Corporation as hereinafter provided. Authority is hereby expressly granted to the Board of Directors of the Corporation to issue, from time to time, shares of Preferred Stock in one or more series, and, in connection with the establishment of any such series by resolution or resolutions, to determine and fix such voting powers, full or limited, or no voting powers, and such other powers, designations, preferences and relative, participating, optional, and other special rights, and the qualifications, limitations, and restrictions thereof, if any, including, without limitation, dividend rights, conversion rights, redemption privileges and liquidation preferences, as shall be stated in such resolution or resolutions, all to the fullest extent permitted by the GCL. Without limiting the generality of the foregoing, the resolution or resolutions providing for the establishment of any series of Preferred Stock may, to the extent permitted by law, provide that such series shall be superior to, rank equally with or be junior to the Preferred Stock of any other series. The powers, preferences and relative, participating, optional and other special rights of each series of Preferred Stock, and the qualifications, limitations or restrictions thereof, if any, may be different from those of any and all other series of Preferred Stock at any time outstanding. Except as otherwise expressly provided in the resolution or resolutions providing for the establishment of any series of Preferred Stock, no vote of the holders of shares of Preferred Stock or Common Stock shall be a prerequisite to the issuance of any shares of any series of the Preferred Stock authorized by and complying with the conditions of this Certificate of Incorporation.

FIFTH: (1) The business and affairs of the Corporation shall be managed by or under the direction of a Board of Directors having that number of directors set out in the Bylaws of the Corporation as adopted or as set forth from time to time by a duly adopted amendment thereto by the Board of Directors or stockholders of the Corporation.

(2) No director (other than directors elected by one or more series of Preferred Stock) may be removed from office by the stockholders except for cause and, in addition to any other vote required by law, upon the affirmative vote of not less than 80% of the total voting power of all outstanding securities of the Corporation then entitled to vote generally in the election of directors, voting together as a single class.

(3) The directors of the Corporation, other than directors elected by one or more series of Preferred Stock, shall be divided into three classes, designated Class I, Class II and Class III. Each class shall consist, as nearly as may be possible, of one-third of the total number of directors (other than directors elected by one or more series of Preferred Stock) constituting the entire Board of Directors. Each director (other than directors elected by

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one or more series of Preferred Stock) shall serve for a term ending on the date of the third annual meeting of stockholders next following the annual meeting at which such director was elected, provided that directors initially designated as Class I directors shall serve for a term ending on the date of the 2003 annual meeting, directors initially designated as Class II directors shall serve for a term ending on the date of the 2004 annual meeting, and directors initially designated as Class III directors shall serve for a term ending on the date of the 2005 annual meeting. Notwithstanding the foregoing, each director shall hold office until such director’s successor shall have been duly elected and qualified or until such director’s earlier death, resignation or removal. If the number of directors (other than directors elected by one or more series of Preferred Stock) is changed, any increase or decrease shall be apportioned among the classes so as to maintain the number of directors in each class as nearly equal as possible, but in no event will a decrease in the number of directors shorten the term of any incumbent director. Vacancies on the Board of Directors resulting from death, resignation, removal or otherwise and newly created directorships resulting from any increase in the number of directors (other than directors elected by one or more series of Preferred Stock) may be filled solely by a majority of the directors then in office (although less than a quorum) or by a sole remaining director, and each director so elected shall hold office for a term that shall coincide with the remaining term of the class to which such director shall have been elected. Whenever the holders of one or more classes or series of Preferred Stock shall have the right, voting separately as a class or series, to elect directors, the nomination, election, term of office, filling of vacancies, removal and other features of such directorships shall not be governed by this Article FIFTH unless otherwise provided for in the certificate of designation for such classes or series.

(4) Advance notice of stockholder nominations for the election of directors and of the proposal of business by stockholders shall be given in the manner provided in the Bylaws of the Corporation, as amended and in effect from time to time.

SIXTH: The Corporation is to have perpetual existence.

SEVENTH: The following provisions are inserted for the management of the business and the conduct of the affairs of the Corporation and for the further definition of the powers of the Corporation and its directors and stockholders:

(1) The Board of Directors is expressly authorized to make, adopt, amend, alter, rescind or repeal the Bylaws of the Corporation. Notwithstanding the foregoing, the stockholders may adopt, amend, alter, rescind or repeal the Bylaws with, in addition to any other vote required by law, the affirmative vote of the holders of not less than 80% of the total voting power of all outstanding securities of the Corporation then entitled to vote generally in the election of directors, voting together as a single class.

(2) Elections of directors need not be by written ballot unless the Bylaws of the Corporation so provide.

(3) Any action required or permitted to be taken at any annual or special meeting of stockholders may be taken only upon the vote of stockholders at an annual or special meeting duly noticed and called in accordance with the GCL, and may not be taken by written consent of stockholders without a meeting.

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(4) Special meetings of the stockholders of the Corporation for any purpose or purposes may be called at any time by the Chairman of the Board of Directors or at the written request of a majority of the members of the Board of Directors and may not be called by any other person; provided, however, that if and to the extent that any special meeting of stockholders may be called by any other person or persons specified in any provisions of the Certificate of Incorporation or any amendment thereto or any certificate filed under Section 151(g) of the GCL, then such special meeting may also be called by the person or persons, in the manner, at the times and for the purposes so specified.

EIGHTH: (a) Subject to Article EIGHTH (c), the Corporation shall indemnify and hold harmless any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Corporation) by reason of the fact that he is or was a director or officer of the Corporation, or is or was serving at the request of the Corporation as a director or officer of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which be reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.

(b) Subject to Article EIGHTH (c), the Corporation shall indemnify and hold harmless any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Corporation to procure a judgment in its favor by reason of the fact that he is or was a director or officer of the Corporation, or is or was serving at the request of the Corporation as a director or officer of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Corporation; except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the Corporation unless and only to the extent that the Court of Chancery of the State of Delaware or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery of the State of Delaware or such other court shall deem proper.

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(c) Any indemnification under this Article EIGHTH (unless ordered by a court) shall be made by the Corporation only as authorized in the specific case upon a determination that indemnification of the director or officer or other person entitled to indemnification under this Article EIGHTH is proper in the circumstances because he has met the applicable standard of conduct set forth in Article EIGHTH (a) or Article EIGHTH (b), as the case may be. Such determination shall be made, with respect to an officer or director, (i) by the Board of Directors by a majority vote of directors who were not parties to such action, suit or proceeding, even though less than a quorum, (ii) by a committee of directors who were not parties to such action, suit or proceeding even though less than a quorum, (iii) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (iv) by the stockholders. To the extent, however, that a present or former director or officer of the Corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in Article EIGHTH (a) or Article EIGHTH (b), or in defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection therewith, without the necessity of authorization in the specific case.

(d) Notwithstanding any contrary determination in the specific case under Article EIGHTH (c), and notwithstanding the absence of any determination thereunder, any present or former director or officer of the Corporation may apply to the Court of Chancery of the State of Delaware for indemnification to the extent otherwise permissible under Article EIGHTH (a) and Article EIGHTH (b). The basis of such indemnification by a court shall be a determination by such court that indemnification of such person is proper in the circumstances because he has met the applicable standards of conduct set forth in Article EIGHTH (a) or Article EIGHTH (b), as the case may be. Neither a contrary determination in the specific case under Article EIGHTH (c) nor the absence of any determinations thereunder shall be a defense to such application or create a presumption that such person seeking indemnification has not met any applicable standard of conduct. Notice of any application for indemnification pursuant to this Article EIGHTH (d) shall be given to the Corporation promptly upon the filing of such application. If successful, in whole or in part, such person seeking indemnification in the Court of Chancery of the State of Delaware shall also be entitled to be paid the expense of prosecuting such application.

(e) Expenses incurred by a person who is or was a director or officer of the Corporation in defending or investigating a threatened or pending action, suit or proceeding shall be paid by the Corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such person to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the Corporation as authorized in this Article EIGHTH.

(f) The indemnification and advancement of expenses provided by or granted pursuant to this Article EIGHTH shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, contract, vote of stockholders or disinterested directors or pursuant to the direction (howsoever embodied) of any court of competent jurisdiction or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, it

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being the policy of the Corporation that indemnification of the persons specified in Article EIGHTH (a) and Article EIGHTH (b) shall be made to the fullest extent permitted by law. The provisions of this Article EIGHTH shall not be deemed to preclude the indemnification of any person who is not specified in Article EIGHTH (a) or Article EIGHTH (b) but whom the Corporation has the power or obligation to indemnify under the provisions of the GCL, or otherwise. The benefits of this Article EIGHTH shall extend to former directors and officers of the Corporation (and former directors and officers of other corporations, partnerships, joint ventures, trusts, employee benefit plans or other enterprises who served at the request of the Corporation) who ceased to be directors or officers of the Corporation (or such other corporations, partnerships, joint ventures, trusts, employee benefit plans or other enterprises) prior to the effectiveness of this Amended and Restated Certificate of Incorporation.

(g) The Corporation may purchase and maintain insurance on behalf of any person who is or was a director or officer of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the Corporation would have the power or the obligation to indemnify him against such liability under the provisions of this Article EIGHTH or Section 145 of the GCL.

(h) For purposes of this Article EIGHTH, references to “the Corporation” shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors or officers, so that any person who is or was a director or officer of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, shall stand in the same position under the provisions of this Article EIGHTH with respect to the resulting or surviving corporation as he would have with respect to such constituent corporation if its separate existence had continued. For purposes of this Article EIGHTH, references to “serving at the request of the Corporation” shall include any service as a director, officer, employee or agent of the Corporation which imposes duties on, or involves services by, such person with respect to an employee benefit plan, its participants or beneficiaries; and a person who acted in good faith and in a manner he reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner “not opposed to the best interests of the Corporation” as referred to in this Article EIGHTH. For purposes of any determination under Article EIGHTH (c), a person shall be deemed to have acted in good faith in a manner he reasonably believed to be in or not opposed to the best interests of the Corporation, or, with respect to any criminal action or proceeding, to have had no reasonable cause to believe his conduct was unlawful, if his action is based on the records or books of account of the Corporation or another enterprise, or on information supplied to him by the officers of the Corporation or another enterprise in the course of their duties, or on the advice of legal counsel for the Corporation or another enterprise or on information or records given or reports made to the Corporation or another enterprise by an independent certified public accountant or by an appraiser or other expert selected with reasonable care by the Corporation or another enterprise. The term “another enterprise” as used

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in this Article EIGHTH (h) shall mean any other corporation or any partnership, joint venture, trust, employee benefit plan or other enterprise of which such person is or was serving at the request of the Corporation as a director, officer, employee or agent. The provisions of this Article EIGHTH (h) shall not be deemed to be exclusive or to limit in any way the circumstances in which a person may be deemed to have met the applicable standard of conduct set forth in Article EIGHTH (a) or (b), as the case may be.

(i) The indemnification and advancement of expenses provided by, or granted pursuant to, this Article EIGHTH shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director or officer of the Corporation and shall inure to the benefit of the heirs, executors and administrators of such a person.

(j) Notwithstanding anything contained in this Article EIGHTH to the contrary, except for proceedings to enforce rights to indemnification (which shall be governed by Article EIGHTH (d)), the Corporation shall not be obligated to indemnify any person in connection with a proceeding (or part, thereof) initiated by such person unless such proceeding (or part thereof) was authorized or consented to by the Board of Directors of the Corporation.

(k) The Corporation may, to the extent authorized from time to time by the Board of Directors, provide rights to indemnification and to the advancement of expenses to employees and agents of the Corporation similar to those conferred in this Article EIGHTH to directors and officers of the Corporation.

NINTH: A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that this Article shall not eliminate or limit the liability of a director (i) for any breach of his duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law, (iii) under Section 174 of the GCL, or (iv) for any transaction from which the director derives an improper personal benefit.

If the GCL is hereafter amended to authorize corporate action further limiting or eliminating the personal liability of directors, then the liability of the director to the Corporation shall be limited or eliminated to the fullest extent permitted by the GCL, as so amended from time to time. Any amendment, repeal or modification of this Article shall be prospective only, and shall not adversely affect any right or protection of a director of the Corporation under this Article NINTH in respect of any act or omission occurring prior to the time of such amendment, repeal or modification.

TENTH: Each reference in this Certificate of Incorporation to any provision of the GCL refers to the specified provision of the GCL, as the same now exists or as it may hereafter be amended or superseded.

ELEVENTH: The Corporation reserves the right at any time and from time to time to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by the laws of the State of Delaware; and all rights conferred

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on stockholders, directors or any other persons herein are granted subject to this reservation; provided, however, that no amendment, alteration, change or repeal may be made to Article FIFTH, SEVENTH, EIGHTH or NINTH without the affirmative vote of the holders of at least eighty percent (80%) of the outstanding voting stock of the corporation, voting together as a single class.”

IN WITNESS WHEREOF, Gen-Probe Incorporated has caused this Certificate to be signed by Henry L. Nordhoff, its President and Chief Executive Officer and R. William Bowen, its Assistant Secretary, this 13th day of September 2002.

Gen-Probe Incorporated, a Delaware corporation

By:	/s/ HENRY L. NORDHOFF
Name: Henry L. Nordhoff
Title: President and Chief Executive Officer

ATTEST

/s/ R. WILLIAM BOWEN JR.
Name: R. William Bowen, Jr. Title: Assistant Secretary

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STATE OF DELAWARE SECRETARY OF STATE DIVISION OF CORPORATIONS FILED 03:00 PM 09/18/2002 020581984 - 2133133

CERTIFICATE OF DESIGNATIONS

of

SERIES A JUNIOR PARTICIPATING PREFERRED STOCK

of

GEN-PROBE INCORPORATED

(Pursuant to Section 151 of the

Delaware General Corporation Law)

Gen-Probe Incorporated, a corporation organized and existing under the General Corporation Law of the State of Delaware (hereinafter called the “Corporation”), hereby certifies that the following resolution was adopted by the Board of Directors of the Corporation as required by Section 151 of the General Corporation Law at a meeting duly called and held on September 16, 2002.

RESOLVED, that pursuant to the authority granted to and vested in the Board of Directors of this Corporation (hereinafter called the “Board of Directors” or the “Board”) in accordance with the provisions of the Certificate of Incorporation of this Corporation, the Board of Directors hereby creates a series of Preferred Stock, par value $.0001 per share (the “Preferred Stock”), of the Corporation and hereby states the designation and number of shares, and fixes the relative rights, powers and preferences, and qualifications, limitations and restrictions thereof as follows:

Section 1. Designation and Amount. The shares of such series shall be designated as “Series A Junior Participating Preferred Stock” (the “Series A Preferred Stock”) and the number of shares constituting the Series A Preferred Stock shall be 1,000,000. Such number of shares may be increased or decreased by resolution of the Board of Directors; provided, that no decrease shall reduce the number of shares of Series A Preferred Stock to a number less than the number of shares then outstanding plus the number of shares reserved for issuance upon the exercise of outstanding options, rights or warrants or upon the conversion of any outstanding securities issued by the Corporation convertible into Series A Preferred Stock.

Section 2. Dividends and Distributions.

(A) Subject to the prior and superior rights of the holders of any shares of any class or series of stock of this Corporation ranking prior and superior to the Series A Preferred Stock with respect to dividends, the holders of shares of Series A Preferred Stock, in preference to the holders of Common Stock, par value $.0001 per share (the “Common Stock”), of the Corporation, and of any other stock ranking junior to the Series A Preferred Stock, shall be entitled to receive, when, as and if declared by the Board of Directors out of funds legally available for the purpose, quarterly dividends payable in cash on the first day of March, June, September and December in each year (each such date being referred to herein as a “Quarterly Dividend Payment Date”), commencing on the first Quarterly Dividend Payment Date after the first issuance of a share or fraction of a share of Series A Preferred Stock, in an amount per share (rounded to the nearest cent) equal to the greater of (a) $1.00 or (b) subject to the provision for adjustment hereinafter set forth, 100 times the aggregate per share amount of all cash dividends, and 100 times the aggregate per share amount (payable in kind) of all non-cash dividends or other distributions, other than a dividend payable in shares of Common Stock or a subdivision of the outstanding shares of Common Stock (by reclassification or otherwise), declared on the Common Stock since the immediately preceding Quarterly Dividend Payment Date or, with respect to the first Quarterly Dividend Payment Date, since the first issuance of any share or fraction of a share of Series A Preferred Stock. In the event the Corporation shall at any time declare or pay any dividend on the Common Stock payable in shares of Common Stock, or effect a subdivision, combination or consolidation of the outstanding shares of Common Stock (by reclassification or otherwise than by payment of a dividend in shares of Common Stock) into a greater or lesser number of shares of Common Stock, then in each such case the amount to which holders of shares of Series A Preferred Stock were entitled immediately prior to such event under clause (b) of the preceding sentence shall be adjusted by multiplying such amount by a fraction, the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

(B) The Corporation shall declare a dividend or distribution on the Series A Preferred Stock as provided in paragraph (A) of this Section 2 immediately after it declares a dividend or distribution on the Common Stock (other than a dividend payable in shares of Common Stock); provided that, in the event no dividend or distribution shall have been declared on the Common Stock during the period between any Quarterly Dividend Payment Date and the next subsequent Quarterly Dividend Payment Date, a dividend of $1.00 per share on the Series A Preferred Stock shall nevertheless be payable on such subsequent Quarterly Dividend Payment Date.

(C) Dividends shall begin to accrue and be cumulative on outstanding shares of Series A Preferred Stock from the Quarterly Dividend Payment Date next preceding the date of issue of such shares, unless the date of issue of such shares is prior to the record date for the first Quarterly Dividend Payment Date, in which case dividends on such shares shall begin to accrue from the date of issue of such shares, or unless the date of issue is a Quarterly Dividend Payment Date or is a date after the record date for the determination of holders of shares of Series A Preferred Stock entitled to receive a quarterly dividend and before such Quarterly Dividend Payment Date, in either of which events such dividends shall begin to accrue and be cumulative from such Quarterly Dividend Payment Date. Accrued but unpaid dividends shall not bear interest. Dividends paid on the shares of Series A Preferred Stock in an amount less than the total amount of such dividends at the time accrued and payable on such shares shall be allocated pro rata on a share-by-share basis among all such shares at the time outstanding. The Board of Directors may fix a record date for the determination of holders of shares of Series A Preferred Stock entitled to receive payment of a dividend or distribution declared thereon, which record date shall be not more than 60 days prior to the date fixed for the payment thereof.

Section 3. Voting Rights. The holders of shares of Series A Preferred Stock shall have the following voting rights:

(A) Subject to the provision for adjustment hereinafter set forth, each share of Series A Preferred Stock shall entitle the holder thereof to 100 votes on all matters submitted to a vote of the stockholders of the Corporation. In the event the Corporation shall at any time declare or pay any dividend on the Common Stock payable in shares of Common Stock, or effect a subdivision, combination or consolidation of the outstanding shares of Common Stock (by reclassification or otherwise than by payment of a dividend in shares of Common Stock) into a greater or lesser number of shares of Common Stock, then in each such case the number of votes per share to which holders of shares of Series A Preferred Stock were entitled immediately prior to such event shall be adjusted by multiplying such number by a fraction, the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

(B) Except as otherwise provided herein, in any other Certificate of Designations creating a series of Preferred Stock or any similar stock, or by law, the holders of shares of Series A Preferred Stock and the holders of shares of Common Stock and any other capital stock of the Corporation having general voting rights shall vote together as one class on all matters submitted to a vote of stockholders of the Corporation.

(C) Except as set forth herein, or as otherwise provided by law, holders of Series A Preferred Stock shall have no special voting rights and their consent shall not be required (except to the extent they are entitled to vote with holders of Common Stock as set forth herein) for taking any corporate action.

Section 4. Certain Restrictions.

(A) Whenever quarterly dividends or other dividends or distributions payable on the Series A Preferred Stock as provided in Section 2 are in arrears, thereafter and until all accrued and unpaid dividends and distributions, whether or not declared, on shares of Series A Preferred Stock outstanding shall have been paid in full, the Corporation shall not:

(i) declare or pay dividends, or make any other distributions, on any shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series A Preferred Stock;

(ii) declare or pay dividends, or make any other distributions, on any shares of stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series A Preferred Stock, except dividends paid ratably on the Series A Preferred Stock and all such parity stock on which dividends are payable or in arrears in proportion to the total amounts to which the holders of all such shares are then entitled;

(iii) redeem or purchase or otherwise acquire for consideration shares of any stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series A Preferred Stock, provided that the Corporation may at any time redeem, purchase or otherwise acquire shares of any such junior stock in exchange for shares of any stock of the Corporation ranking junior (both as to dividends and upon dissolution, liquidation or winding up) to the Series A Preferred Stock; or

(iv) redeem or purchase or otherwise acquire for consideration any shares of Series A Preferred Stock, or any shares of stock ranking on a parity with the Series A Preferred Stock, except in accordance with a purchase offer made in writing or by publication (as determined by the Board of Directors) to all holders of such shares upon such terms as the Board of Directors, after consideration of the respective annual dividend rates and other relative rights and preferences of the respective series and classes, shall determine in good faith will result in fair and equitable treatment among the respective series or classes.

(B) The Corporation shall not permit any subsidiary of the Corporation to purchase or otherwise acquire for consideration any shares of stock of the Corporation unless the Corporation could, under paragraph (A) of this Section 4, purchase or otherwise acquire such shares at such time and in such manner.

Section 5. Reacquired Shares. Any shares of Series A Preferred Stock purchased or otherwise acquired by the Corporation in any manner whatsoever shall be retired and canceled promptly after the acquisition thereof. All such shares shall upon their cancellation become authorized but unissued shares of Preferred Stock and may be reissued as part of a new series of Preferred Stock subject to the conditions and restrictions on issuance set forth herein, in the Certificate of Incorporation, or in any other Certificate of Designations creating a series of Preferred Stock or any similar stock or as otherwise required by law.

Section 6. Liquidation, Dissolution or Winding Up.

(A) Upon any liquidation, dissolution or winding up of the Corporation, voluntary or otherwise, no distribution shall be made (1) to the holders of shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series A Preferred Stock unless, prior thereto, the holders of shares of Series A Preferred Stock shall have received an amount per share (the “Series A Liquidation Preference”) equal to $100 per share, plus an amount equal to accrued and unpaid dividends and distributions thereon, whether or not declared, to the date of such payment, provided that the holders of shares of Series A Preferred Stock shall be entitled to receive an aggregate amount per share, subject to the provision for adjustment hereinafter set forth, equal to 100 times the aggregate amount to be distributed per share to holders of shares of Common Stock, or (2) to the holders of shares of stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series A Preferred Stock, except distributions made ratably on the Series A Preferred Stock and all such parity stock in proportion to the total amounts to which the holders of all such shares are entitled upon such liquidation, dissolution or winding up. In the event the Corporation shall at any time declare or pay any dividend on the Common Stock payable in shares of Common Stock, or effect a subdivision, combination or consolidation of the outstanding shares of Common Stock (by reclassification or otherwise than by payment of a dividend in shares of Common Stock) into a greater or lesser number of shares of Common Stock, then in each such case the aggregate amount to which holders of shares of Series A Preferred Stock were entitled immediately prior to such event under the proviso in clause (1) of the preceding sentence shall be adjusted by multiplying such amount by a fraction the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that are outstanding immediately prior to such event.

(B) In the event, however, that there are not sufficient assets available to permit payment in full of the Series A Liquidation Preference and the liquidation preferences of all other classes and series of stock of the Corporation, if any, that rank on a parity with the Series A Preferred Stock in respect thereof, then the assets available for such distribution shall be distributed ratably to the holders of the Series A Preferred Stock and the holders of such parity shares in proportion to their respective liquidation preferences.

(C) Neither the merger or consolidation of the Corporation into or with another entity nor the merger or consolidation of any other entity into or with the Corporation shall be deemed to be a liquidation, dissolution or winding up of the Corporation within the meaning of this Section 6.

Section 7. Consolidation, Merger, etc. In case the Corporation shall enter into any consolidation, merger, combination or other transaction in which the shares of Common Stock are exchanged for or changed into other stock or securities, cash and/or any other property, then in any such case each share of Series A Preferred Stock shall at the same time be similarly exchanged or changed into an amount per share, subject to the provision for adjustment hereinafter set forth, equal to 100 times the aggregate amount of stock, securities, cash and/or any other property (payable in kind), as the case may be, into which or for which each share of Common Stock is changed or exchanged. In the event the Corporation shall at any time declare or pay any dividend on the Common Stock payable in shares of Common Stock, or effect a subdivision, combination or consolidation of the outstanding shares of Common Stock (by reclassification or otherwise than by payment of a dividend in shares of Common Stock) into a greater or lesser number of shares of Common Stock, then in each such case the amount set forth in the preceding sentence with respect to the exchange or change of shares of Series A Preferred Stock shall be adjusted by multiplying such amount by a fraction, the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

Section 8. No Redemption. The shares of Series A Preferred Stock shall not be redeemable by the Company.

Section 9. Rank. The Series A Preferred Stock shall rank, with respect to the payment of dividends and the distribution of assets upon liquidation, dissolution or winding up, junior to all series of any other class of the Corporation’s Preferred Stock, except to the extent that any such other series specifically provides that it shall rank on a parity with or junior to the Series A Preferred Stock.

Section 10. Amendment. At any time any shares of Series A Preferred Stock are outstanding, the Certificate of Incorporation of the Corporation shall not be amended in any manner which would materially alter or change the powers, preferences or special rights of the Series A Preferred Stock so as to affect them adversely without the affirmative vote of the holders of at least two-thirds of the outstanding shares of Series A Preferred Stock, voting separately as a single class.

Section 11. Fractional Shares. Series A Preferred Stock may be issued in fractions of a share that shall entitle the holder, in proportion to such holder’s fractional shares, to exercise voting rights, receive dividends, participate in distributions and to have the benefit of all other rights of holders of Series A Preferred Stock.

IN WITNESS WHEREOF, this Certificate of Designations is executed on behalf of the Corporation by its Vice President, General Counsel and Assistant Secretary this 17th day of September, 2002.

/s/ R. William Bowen
R. William Bowen
Vice President, General Counsel and Assistant Secretary

CERTIFICATE OF AMENDMENT OF

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION OF

GEN-PROBE INCORPORATED

GEN-PROBE INCORPORATED, a Delaware corporation (the “Corporation”), does hereby certify that:

FIRST: The name of the Corporation is GEN-PROBE INCORPORATED.

SECOND: The date on which the original Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware is July 27, 1987.

THIRD: The Board of Directors of the Corporation, acting in accordance with the provisions of Sections 141 and 242 of the General Corporation Law of the State of Delaware (the “DGCL”), adopted resolutions providing that it was advisable and in the best interests of the Corporation that the first paragraph of Article Fourth of the Corporation’s Amended and Restated Certificate of Incorporation be amended in its entirety to read as follows:

“FOURTH: The Corporation is authorized to issue two classes of stock to be designated, respectively, Common Stock, par value $0.0001 per share (“Common Stock”), and Preferred Stock, par value $0.0001 per share (“Preferred Stock”). The total number of shares the Corporation shall have the authority to issue is 220,000,000 shares, 200,000,000 shares of which shall be Common Stock and 20,000,000 shares of which shall be Preferred Stock.”

FOURTH: Thereafter, pursuant to a resolution of the Board of Directors; this Certificate of Amendment was submitted to the stockholders of the Corporation for their approval, and was duly adopted in accordance with the provisions of Section 242 of the DGCL.

IN WITNESS WHEREOF, Gen-Probe Incorporated has caused this Certificate of Amendment to be signed by its Vice President and General Counsel this 28th day of May, 2004.

GEN-PROBE INCORPORATED

By:	/s/ R. William Bowen
R. William Bowen
Vice President and General Counsel

State of Delaware Secretary of State Division of Corporations Delivered 11:38 AM 06/01/2004 FILED 09:19 AM 06/01/2004 SRV 040403124 - 2133133 FILE

State of Delaware Secretary of State Division of Corporations Delivered 07:08 PM 11/30/2006 FILED 06:41 PM 11/30/2006 SRV 061095842 - 2133133 FILE

CERTIFICATE OF ELIMINATION

OF

SERIES A JUNIOR PARTICIPATING PREFERRED STOCK

OF

GEN-PROBE INCORPORATED

(Pursuant to the General Corporation Law of the State of Delaware)

Gen-Probe Incorporated (hereinafter referred to as the “Company”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, does hereby certify:

1. The name of the Company is Gen-Probe Incorporated.

2. The designation of the series of shares of stock of the Company to which this certificate relates is Series A Junior Participating Preferred Stock.

3. The Company filed on September 18, 2002 with the Secretary of State of the State of Delaware a Certificate of Designations of the Series A Junior Participating Preferred Stock, designating the rights, preferences and privileges of the Company’s Series A Junior Participating Preferred Stock.

4. None of the shares of the Company’s Series A Junior Participating Preferred Stock were issued or outstanding on September 28, 2006 or are issued or outstanding as of the date hereof and none shall be issued, and the Board of Directors of the Company at a meeting held on September 28, 2006 adopted the following resolutions with respect to the Company’s Series A Junior Participating Preferred Stock:

RESOLVED, that, upon expiration of the Rights Agreement and the Rights, a Certificate of Elimination be executed, which shall have the effect, when filed with the Delaware Secretary of State, of eliminating from the Company’s Certificate of Incorporation all matters set forth in the Company’s Certificate of Designation with respect to the Series A Junior Participating Preferred Stock.

RESOLVED FURTHER, that the officers of the Company be, and each of them hereby is, authorized and directed to prepare, execute and file or cause to be filed with the Delaware Secretary of State in the name and on behalf of the Company, the Certificate of Elimination to effect the elimination from the Certificate of Incorporation of all matters set forth in the Certificate of Designation with respect to the Series A Junior Participating Preferred Stock, and such other certificates and documents as may be required in connection therewith.

1.

5. In accordance with the provisions of the General Corporation Law of the State of Delaware, the Certificate of Incorporation is hereby amended to eliminate all references to the Company’s Series A Junior Participating Preferred Stock.

IN WITNESS WHEREOF, the undersigned has executed this Certificate this 30th day of November, 2006.

GEN-PROBE INCORPORATED

By:	/s/ Henry L. Nordhoff
Name:	Henry L. Nordhoff
Title:	President and Chief Executive Officer

2.

State of Delaware Secretary of State Division of Corporations Delivered 01:33 PM 11/09/2012 FILED 01:09 PM 11/09/2012 SRV 121213373 – 2133133 FILE

CERTIFICATE OF CHANGE OF LOCATION OF REGISTERED OFFICE

AND OF REGISTERED AGENT

OF

GEN-PROBE INCORPORATED

It is hereby certified that:

1. The name of the corporation (hereinafter called the “corporation”) is:

GEN-PROBE INCORPORATED

2. The registered office of the corporation within the State of Delaware is hereby changed to 2711 Centerville Road, Suite 400, City of Wilmington 19808, County of New Castle.

3. The registered agent of the corporation within the State of Delaware is hereby changed to Corporation Service Company, the business office of which is identical with the registered office of the corporation as hereby changed.

4. The corporation has authorized the changes hereinbefore set forth by resolution of its Board of Directors.

/s/ Maureen Cathell
Name: Maureen Cathell
Title: Vice President